UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2010

NEIMAN MARCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-133184-12	20-3509435

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marcus Square
1618 Main Street, Dallas, Texas	75201

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, included area code: (214) 741-6911

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 13, 2010, the Board of Directors of Neiman Marcus, Inc. (the "Company") announced the election of Karen W. Katz and Susan C. Schnabel as members of its Board of Directors, effectively immediately. Karen W. Katz assumed the position of President and CEO of the Company following the retirement of Burton M. Tansky on October 6, 2010. Mr. Tansky will continue to serve on the Board as non-executive Chairman.

Ms. Katz joined the company in 1985. Prior to her current position, Ms. Katz served as Executive Vice President and President and CEO of Neiman Marcus Stores, President of Neiman Marcus Direct, Executive Vice President of Neiman Marcus Stores, and Senior Vice President, Director of Stores. Ms. Katz is being appointed as a non-Sponsor director and will receive no additional compensation for her service on the Board.

Susan C. Schnabel is a Managing Director of Credit Suisse in the Asset Management division and Co-Head of DLJ Merchant Banking Partners. Ms. Schnabel joined Credit Suisse First Boston in November 2000 through the merger with Donaldson, Lufkin & Jenrette ("DLJ") where she was a Managing Director. Prior to that, Ms. Schnabel served as Chief Financial Officer of PetsMart. She also serves on the boards of DeCrane Aircraft Holdings, Inc., Enduring Resources, LLC, Laramie Energy II, LLC, Luxury Optical Holdings, Inc., Pinnacle Gas Resources, Inc., Specialized Technology Resources, Inc., Target Media Partners and Total Safety USA.

Ms. Schnabel is being appointed to the Board pursuant to the assignment by investment funds affiliated with TPG Capital (formerly Texas Pacific Group) and Warburg Pincus LLC (collectively, the "Sponsors") to investment funds that are affiliates of Credit Suisse Securities (USA) LLC of the right to appoint one director to our Board. For purposes of any Board action, each director nominated by a Sponsor has three votes and each of the other directors (including any jointly nominated directors and the directors nominated by investment funds that are affiliates of Credit Suisse Securities (USA) LLC and Leonard Green Partners) has one vote.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS, INC.
(Registrant)

Date: October 14, 2010	By:	/s/ Nelson A. Bangs

Nelson A. Bangs
Senior Vice President